SCHEDULE 14A INFORMATION
 Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934
              [Amendment No. . . . . . . . . .]

Filed by the Registrant  [X ]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement
[  ]  Confidential, for use of the Commission Only (as
      permitted by Rule 14a-6(e)(2))
[X ]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to  240.14a-11(c) or
       240.14a-12

                        CONRAIL INC.
 . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    (Name of Registrant as Specified in Its Charter)

 . .  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
    (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[  ] $500 per each party to the controversy pursuant to Exchange Act
      Rule 14a-6(i)(3).

[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which
        transaction applies:
        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     2) Aggregate number of securities to which
        transaction applies:
        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     3) Per unit price or other underlying value of
        transaction computed pursuant
        to Exchange Act Rule 0-11:  (Set forth the amount
        on which the filing fee is calculated
        and state how it was determined.):
        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

     4) Proposed maximum aggregate value of transaction:
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     5) Total Fee Paid
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[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
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     number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid : ________________________________________

     2)   Form Schedule or Registration Statement No:______________________

     3)   Filing Party: ___________________________________________________

     4)   Date Filed: _____________________________________________________

                        CONRAIL INC.
                                             April 3, 1996

Dear Shareholder:

On behalf of the Board of Directors and Officers of Conrail
Inc., we would like to invite you to attend the Annual
Meeting of Shareholders to be held on Wednesday, May 15, 1996 at 9:30 a.m. Eastern Daylight Time in The Academy of
Music Hall, 1420 Locust Street, Philadelphia, Pennsylvania.
We look forward to seeing those of you who are able to attend the meeting.

At the meeting, shareholders will be asked to elect four directors for terms expiring in 1999, to approve amendments to Conrail's 1991 Long Term Incentive Plan and to ratify the appointment of independent accountants, Price Waterhouse LLP. As has been the case at each of our prior meetings of shareholders, a report on the activities and performance of Conrail will also be made.

As soon as possible, please complete the top part of the enclosed proxy card, detach the completed portion and return it in the enclosed postpaid return envelope, to ensure that your shares will be voted at the meeting. Voting your shares by proxy does not prevent you from casting your shares in person should you decide to attend the meeting.

If you intend to come to the meeting, please so indicate in the Special Action section of the proxy card which you return and retain the bottom portion of the card as this serves as your admission card. You will also note that this bottom portion of the proxy card outlines the agenda for the meeting.

Conrail's performance for 1995 was encouraging, particularly in light of the lower than expected traffic levels during the year. Our management team was able to keep costs in line with business levels by adjusting our operating plan. The economic uncertainty of 1996, coupled with the impact of the severe winter weather earlier this year, pose additional challenges for us in 1996. However, we believe we have identified marketing and service opportunities that offer promise for revenue growth. The success of these initiatives and our ability to control costs will be critical as we work toward meeting customer and shareholder expectations in 1996.


                         Sincerely,

     /s/ James A. Hagen                  /s/ David M. LeVan
         James A. Hagen                      David M. LeVan
Chairman of the Board of Directors    President & Chief Executive Officer

                            CONRAIL INC.
                         Two Commerce Square
                         2001 Market Street
                 Philadelphia, Pennsylvania   19101


              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON MAY 15, 1996

To Our Shareholders:

      NOTICE is hereby given that the ANNUAL MEETING OF SHAREHOLDERS OF CONRAIL INC. will be held in The Academy of Music Hall, 1420
Locust Street, Philadelphia, Pennsylvania, on the 15th day of May, 1996 at 9:30 a.m., Eastern Daylight Time, for the following purposes:

      1. To elect four directors in Class III to serve until the Annual Meeting of Shareholders in 1999 and until their successors are elected and take office;

      2. To approve amendments to the Conrail 1991 Long-Term
         Incentive Plan;

      3. To ratify the appointment of Price Waterhouse LLP as the independent accountants for the year 1996; and

      4. To consider such other business as may properly come before the meeting.

      Only those shareholders of record as of the close of business on March 1, 1996 will be entitled to vote at the meeting. For purposes of any meeting of shareholders that has been previously adjourned for one or more periods aggregating at least fifteen (15) days because of an absence of a quorum, the shareholders who attend such an adjourned meeting, although less than a quorum, shall nevertheless constitute a quorum for the purposes of acting on any matter set forth in this Notice.

April 3, 1996                       By Order of the Board of Directors

                                              /s/ Allan Schimmel
                                                  Allan Schimmel
                                                  Corporate Secretary
IMPORTANT NOTICE

      TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ACCOMPANYING PROXY IN THE RETURN ENVELOPE WHICH HAS BEEN PROVlDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. ANY PERSON GIVING A PROXY HAS THE POWER TO REVOKE IT PRIOR TO ITS EXERCISE, AND SHAREHOLDERS WHO ARE PRESENT AT THE MEETING MAY THEN REVOKE THEIR PROXY AND VOTE IN PERSON.

                            CONRAIL INC.
                         Two Commerce Square
                         2001 Market Street
                  Philadelphia, Pennsylvania 19101
                           (215) 209-4000


         PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD ON MAY 15, 1996

      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Conrail Inc. ("Conrail") of proxies for use at the Annual Meeting to be held in The Academy of Music Hall, 1420 Locust Street, Philadelphia, Pennsylvania, on the 15th day of May, 1996 at 9:30 a.m., Eastern Daylight Time, and at any adjournments thereof. A form of proxy for holders of Conrail's common stock (the "Conrail Common Stock") and Series A ESOP Convertible Junior Preferred Stock (the "Conrail Preferred Stock") is being furnished for use at the Annual Meeting. This Proxy Statement and the form of proxy are being mailed on April 3, 1996, or thereafter as practicable, to all shareholders entitled to vote at the Annual Meeting.

      On July 1, 1993, Conrail Inc. became the publicly held holding company of Consolidated Rail Corporation, which remains the principal subsidiary of Conrail Inc. Except as otherwise noted, references to Conrail in this Proxy Statement are to Consolidated Rail Corporation prior to July 1, 1993 and to Conrail Inc. thereafter. For purposes of the disclosure set forth herein, executive officers of Consolidated Rail Corporation are treated as executive officers of Conrail Inc.

     VOTING AND REVOCATION OF PROXIES. Execution of the accompanying proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder who has executed a proxy and wishes to vote in person at the Annual Meeting must deliver a written notice revoking that proxy to the Corporate Secretary of Conrail before the proxy is voted. A shareholder may also revoke a proxy by duly executing a proxy bearing a later date. Proxies for shares of Conrail Common Stock and for shares of Conrail Preferred Stock that have been allocated to individual employees will be voted in accordance with the shareholder's direction. If no direction is given, proxies for shares of Conrail Common Stock will be voted in accordance with the recommendations of the Board as set forth in this Proxy Statement. All shares of Conrail Preferred Stock that have not been allocated to an individual employee, and all shares of Conrail Preferred Stock that have been so allocated but as to which no voting instructions have been received by the Trustee of Conrail's Employee Stock Ownership Plan (the "ESOP"), shall, in accordance with the Trust Agreement between Conrail and the ESOP Trustee, be voted in the same manner and proportion as are the shares of Conrail Preferred Stock for which valid instructions are received.

      The Board knows of no matters likely to be brought before the Annual Meeting other than those described in this Proxy Statement. If any other matters, not now known or determined, properly come before the Annual Meeting or any adjournment thereof, the persons named in the enclosed form of proxy will vote such proxy in accordance with their best judgment in such matters pursuant to discretionary authority granted in the proxy.

      VOTE REQUIRED. Each share of Conrail Common Stock and each share of Conrail Preferred Stock will entitle the holder thereof to one vote on all matters that may properly come before the Annual Meeting. The presence, in person or by proxy, of a majority of the outstanding shares of Conrail Common Stock and Conrail Preferred Stock, considered as one class, is necessary to constitute a quorum at the Annual Meeting. The votes required for the election of directors and the approval of the amendment of the Conrail 1991 Long-Term Incentive Plan ("Long-Term Incentive Plan Amendment"), as set forth below, assume the presence of a quorum at the Annual Meeting.

     The four candidates receiving the four highest numbers of votes cast at the Annual Meeting by the holders of Conrail Common Stock and Conrail Preferred Stock, voting as one class, in the election of Class III directors will be elected Class III directors. Approval of the Long-Term Incentive Plan Amendment requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of Conrail Common Stock and Conrail Preferred Stock, voting as one class.

      The election inspector appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate the votes cast, whether in person or by proxy, at the Annual Meeting. The election inspector will treat abstentions with respect to a matter to be submitted to the shareholders as shares that are present and entitled to vote on such matter for purposes of determining the presence of a quorum with respect to such matter, but as unvoted for purposes of determining the approval of such matter. Abstentions will have no impact on the election of directors or any other matter submitted to the shareholders for a vote, except as specifically set forth below. Shares represented by broker non-votes with respect to a matter to be submitted to the shareholders will not be considered as present for purposes of determining the presence of a quorum with respect to such matter, or as entitled to vote on such matter. As a result, broker non-votes will have an impact on the presence of a quorum with respect to such matter, but will have no impact on either the election of directors or any other matter submitted to the shareholders for a vote if a
quorum with respect to such matter is present.   For purposes of
adopting the Long-Term Incentive Plan Amendment, abstentions will be treated as no votes, and broker non-votes will not be counted.

     RECORD DATE AND OUTSTANDING SHARES. Pursuant to Conrail's By-laws, the Board has fixed the close of business on March 1, 1996 as the time for determining shareholders of record entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on March 1, 1996, there were issued and outstanding 81,983,135 shares of Conrail Common Stock and 9,754,859 shares of Conrail Preferred Stock. To Conrail's knowledge, the only persons (or "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who, as of March 1, 1996, owned beneficially more than 5% of any class of Conrail's voting securities are listed in the following table:

                  Name and Address            Amount and Nature of     Percent
Title of Class    of Beneficial Owner         Beneficial Ownership     of Class
- --------------    -------------------         --------------------     --------

Conrail           FMR Corp.                   6,493,904 (of which:       7.9%
Common            82 Devonshire St.           sole voting power -
Stock             Boston, MA  02109           29,338; shared voting
                                              power - 0; sole
                                              dispositive power -
                                              6,493,904; shared
                                              dispositive power -
                                              100) (1)

Conrail           The Capital Group           5,570,710 (of which:       6.8%
Common            Companies, Inc.             sole voting power -
Stock             333 S. Hope Street          1,174,010;  shared
                  Los Angeles, CA 90071       voting power - 0;  sole
                                              dispositive power -
                                              5,570,710;  shared
                                              dispositive power - 0)
                                              (2)

Conrail           Mellon Bank, N.A.           4,645,430 shares, not      5.7%
Common            One Mellon Bank Center      individually, but
Stock             Suite 3346                  solely in its capacity
                  Pittsburgh, PA 15258-0001   as trustee of the
                                              Conrail Employee
                                              Benefits Trust (3)

Conrail           Fidelity Management         7,767,015 shares, not     79.6%
Preferred         Trust Co.                   individually, but
Stock             82 Devonshire Street        solely in its capacity
                  Boston, MA  02109           as Trustee of
                                              the ESOP (4)
                                3

- -----
1. Based on Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 14, 1996. These shares represent 7.1% of Conrail's total voting securities (Common
     Stock and Preferred Stock voting as one class).

2.   Based on Schedule 13G filed by The Capital Group Companies,
     Inc. with the Securities and Exchange Commission on February
     9, 1996. These shares represent 6.1% of Conrail's total voting securities.

3. These shares represent 5.1% of Conrail's total voting securities.

4. Shares of Conrail Preferred Stock are convertible into shares of Conrail Common Stock at any time on a share-for-share basis, subject to certain antidilution adjustments. As a result, ownership of shares of Conrail Preferred Stock is deemed to be ownership of an equal number of shares of Conrail Common Stock. These 7,767,015 shares of Conrail Preferred Stock represent 8.5% of Conrail's total voting securities.

      OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES. The following table sets forth the beneficial ownership, as of March 1, 1996, of Conrail Common Stock and Conrail Preferred Stock of each director and nominee, each of the executive officers named in the Summary Compensation Table and all directors and executive officers as a group. Unless otherwise indicated, each such person has sole voting and investment power with respect to such shares of Conrail Common Stock and sole voting power with respect to such shares of Conrail Preferred Stock. The ESOP Trustee holds sole investment power with respect to all shares of Conrail Preferred Stock. As of March 1, 1996, all Conrail directors and officers as a group owned less than one percent (1%) of the aggregate outstanding Conrail Common Stock and Conrail Preferred Stock.

                                                       Amount and Nature
                         Name and Title                  of Beneficial
  Title of Class         of Beneficial Owner              Ownership
- ---------------------    ------------------------     ------------------
Conrail Common Stock     James A. Hagen                        63,753(1)
                           Chairman of the Board of
                             Directors

                         H. Furlong Baldwin                     2,000
                             Director

                         Claude S. Brinegar                     1,000
                             Director and Nominee

                         Daniel B. Burke                        2,000
                             Director and Nominee

                         Kathleen Foley Feldstein                 700
                             Director

                         Roger S. Hillas                        2,362
                             Director and Nominee

                         E. Bradley Jones                       1,000
                             Director and Nominee

                         David B. Lewis                         1,200
                             Director

                         John C. Marous                           800
                             Director

                         Raymond T. Schuler                     7,788
                             Director

                         David H. Swanson                         441
                             Director

                                                       Amount and Nature
                         Name and Title                  of Beneficial
  Title of Class         of Beneficial Owner              Ownership
- ---------------------    ------------------------     ------------------

                         David M. LeVan                        86,107(1)
                             Director, President and
                             Chief Executive Officer

                         H. William Brown                      87,137(1)
                             Senior Vice President -
                             Finance and Administration

                         Bruce B. Wilson                       55,118(1)
                             Senior Vice President - Law

                         Ronald J. Conway                      16,689(1)
                             Senior Vice President-
                             Operations

                         George P. Turner                      26,101(1)
                             Senior Vice President-
                             Automotive Service Group

                         All Directors and Executive          658,828(2)
                         Officers as a group(3)

- ---------

 (1) For  Messrs.  Hagen, LeVan, Brown, Wilson, Conway, and
     Turner, respectively, includes options exercisable within 60 days to acquire 0, 33,691, 55,639, 42,905, 9,250 and 16,107 shares of
     Conrail Common Stock and 2,004, 2,080, 2,061, 2,052, 2,002 and 1,737
     shares of Conrail Preferred Stock allocated to the accounts of the named officers pursuant to the ESOP. Shares of Conrail Preferred Stock are convertible into shares of Conrail Common Stock at any time on a share-for-share basis, subject to certain antidilution adjustments. As a result, ownership of shares of Conrail Preferred Stock is deemed to be ownership of an equal number of shares of Conrail Common Stock.

 (2) Includes options exercisable within 60 days to acquire
     341,897 shares of Conrail Common Stock and 45,621 shares of Conrail Preferred Stock allocated to the accounts of individual officers pursuant to the ESOP. This number also includes shares held by all officers of Consolidated Rail Corporation.

 (3) Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder require that certain officers, directors and 10% beneficial owners of Conrail Common Stock file with the Securities and Exchange Commission, within specified time periods, reports concerning transactions in Conrail securities. Based on its review of the filed forms or written representations that, in certain instances, no filing is required, Conrail believes that all Section 16(a) filing requirements during 1995 were complied with, except that one timely report by each of L. M. Passa and G. P. Turner failed to include certain shares acquired through dividend reinvestment, and one report reflecting the sale of shares by each of G. H. Kuhn and G. M. Williams after their respective status as Conrail officers ceased was not timely filed.

     PROXY SOLICITATION. Conrail will bear the expense of the Board's proxy solicitation. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by the directors, officers and employees of Conrail (none of whom will receive additional compensation therefor). Conrail has engaged D. F. King & Company, Inc., 77 Water Street, New York, N.Y., to assist in the solicitation of proxies for a fee not to exceed $15,000, plus reimbursement of out-of-pocket expenses. Upon request, Conrail will reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to beneficial owners.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

      Four directors (Class III) will be elected at the Annual Meeting to serve until the Annual Meeting of Shareholders in 1999. Four directors (Class I) are serving three-year terms expiring in 1997. Four directors (Class II) are serving three-year terms expiring in 1998. Except directors elected to fill unexpired terms, all directors of each class are elected to serve three-year terms and until their successors are elected and take office. James A. Hagen, Chairman of the Board, has announced his intention to retire from the Board after the 1996 Annual Meeting, at which point he will be succeeded by David M. LeVan. Fewer nominees are named than the number of directors fixed by Conrail's articles of incorporation and By-laws, which provide for five Class I directors, four Class II directors and four Class III directors. The Nominating Committee of the Board has chosen not to nominate candidates for either the vacant Class I Director position or the Class I Director position that will become vacant upon Mr. Hagen's retirement. Proxies cannot be voted for a greater number of persons than the number of nominees named.

      All persons named herein as nominees for director have consented to serve, and it is not contemplated that any nominee will be unable to serve as a director. If such event occurs, however, discretionary authority is reserved to cast votes for the election of a substitute or substitutes selected by the Board, and all proxies eligible to be voted will be voted for such other person or persons.

      Set forth below are the names and ages of the nominees for election to the Board and the directors continuing in office, each such person's prior service as a director of Conrail and a brief description of each such person's business experience over the past five years, including any other directorships in certain companies.


PROPOSAL NO. 1
NOMINEES FOR ELECTION AS CLASS III DIRECTORS - TERM EXPIRING 1999:


                                                     Prior Service
       Name, Business Experience                        As Conrail
       and Other Directorships                            Director
- -------------------------------------------        ---------------

Claude S. Brinegar                                      Since 1990
  Vice  Chairman of Unocal Corp.,  a high
  technology earth resources company, from
  August 1989 to June 1995.  Retired from
  Unocal Corp. in May 1992, where he held
  the position of Executive Vice President
  - Administration and Planning, since
  1989.  Director, Maxicare Health Plans,
  Inc., and a visiting scholar at Stanford
  University. Age 69.

Daniel B. Burke                                       1981 to 1986
  Chairman and Owner, Portland,  Maine              and since 1987
  Baseball Inc., 1994 to present. Retired
  in February 1994 from Capital
  Cities/ABC, Inc. where he held the
  positions of President and Chief
  Executive Officer since June 1990.
  Director, Capital Cities/ABC, Inc., Rohm and Haas Co., Avon Products, Inc.,
  Morgan Stanley Group Incorporated and
  Darden Restaurants. Age 67.

Roger S. Hillas                                         Since 1981
  Retired in January 1993 from Meritor
  Savings Bank where he held the positions of Chairman and Chief Executive Officer between July 1988 and December 1992.
  Director, P.H. Glatfelter Company, Toll
  Bros., Inc., The Bon-Ton Stores, Inc.
  and VF Corporation. Age 68.

                                                     Prior Service
       Name, Business Experience                        As Conrail
       and Other Directorships                            Director
- -------------------------------------------        ---------------

E. Bradley Jones                                        Since 1987
  Retired in December 1984 from LTV Steel
  Company where he held the positions of
  Chairman and Chief Executive Officer and
  Group Vice President of LTV Corporation.
  Director, TRW, Inc., NAACO  Materials
  Handling Group, Cleveland-Cliffs, Inc.,
  Birmingham Steel Corporation and RPM,
  Inc.; Trustee, First Union Real Estate
  Equity and Mortgage Investments and
  Trustee, Fidelity Group of Funds. Age
  68.


DIRECTORS CONTINUING IN OFFICE
CLASS I DIRECTORS - TERM EXPIRING 1997:

H. Furlong Baldwin                                      Since 1988
  Chairman and Chief Executive Officer of
  Mercantile Bankshares Corporation since
  prior to January 1991.  Director,
  Mercantile Bankshares Corporation,
  Baltimore Gas & Electric Company, GRC
  International, Inc. and USF&G
  Corporation. Age 64.

James A. Hagen                                          Since 1989
  Chairman of the Board of Directors of
  Conrail since May 1989. Retired March
  1995 as Chief Executive Officer of
  Conrail, a position he held since May
  1989.  Chairman, President and Chief
  Executive Officer between May 1989 and
  September 1994.  Director, Philadelphia
  Electric Company and Penn Mutual Life
  Insurance Company. Age 64.

David M. LeVan                                          Since 1994
  President and Chief Executive Officer of
  Conrail since March 1995.  President and
  Chief Operating Officer of Conrail
  between September 1994 and March 1995.
  Executive Vice President between
  November 1993 and  September 1994.
  Senior Vice President-Operations
  between July 1992 and November 1993.
  Senior Vice President-Operating
  Systems and Strategy between November
  1991 and June 1992. Senior Vice
  President - Corporate Systems between
  November 1990 and November 1991.  Age
  50.

David H. Swanson                                        Since 1989
  President and Chief Executive Officer of
  Countrymark Cooperative, Inc., a farm
  supply and marketing cooperative, since
  December 1995.  Chairman and Chief
  Executive Officer of Explorer
  Nutritional Group, an animal nutrition
  company, and Chairman of Premiere Agri-
  Technologies, Inc., an international
  agricultural business, between January
  1995 and December 1995.  Chief Executive
  Officer of Premiere Agri-Technologies,
  Inc. between January 1994 and January
  1995.  Chairman, President and Chief
  Executive Officer of Central Soya
  Company, Inc. between 1986 and January
  1994. Director, Fiduciary Trust
  International. Age 53.

CLASS II DIRECTORS - TERM EXPIRING 1998:

                                                     Prior Service
       Name, Business Experience                        As Conrail
       and Other Directorships                            Director
- -------------------------------------------        ---------------
Kathleen Foley Feldstein                                Since 1993
  President of Economics Studies, Inc., a
  private consulting firm, since prior to
  January 1, 1991. Director, Bank America
  Corporation, Digital Equipment
  Corporation and John Hancock Mutual Life
  Insurance Company. Age 55.

David B. Lewis                                          Since 1989
  Chairman of Lewis, White & Clay, P.C., a law firm, since prior to January 1991.
  Director, LG&E  Energy Corp., Comerica
  Bank, and TRW, Inc. Lewis, White & Clay
  provided legal services to Conrail in
  1995.  Age 51.

John C. Marous                                          Since 1991
  Retired in July 1990 from Westinghouse
  Electric Corporation where he held the
  position of Chairman and Chief Executive
  Officer between January 1988 and July
  1990. Director, Bell Atlantic
  Corporation, Connecticut Mutual Life
  Insurance Company and Mellon Bank,  N.A.
  Age 70.

Raymond T. Schuler                                      Since 1981
  Retired in September 1990 from the
  Business Council of New York State,
  Inc., where he held the positions of
  Vice Chairman, President and Chief
  Executive  Officer. Director, Oneida,
  Ltd. Age 66.


BOARD COMMITTEES AND MEETlNGS

      During 1995, the Board held fourteen meetings, and each director attended more than 75 percent of the aggregate of the total number of meetings held by the Board and the total number of meetings held by committees of the Board on which such director served.

      The Board has a number of committees, including an Audit Committee, a Compensation Committee and a Nominating Committee. The Audit Committee, consisting of Messrs. Lewis (Chairman), Brinegar, Schuler and Swanson, met four times during 1995. The Audit Committee reviews Conrail's accounting processes, financial control and reporting systems, as well as the selection of Conrail's independent accountants and the scope of the audits to be conducted. The Compensation Committee, consisting of Messrs. Hillas (Chairman), Baldwin and Marous, met six times during 1995. The Compensation Committee reviews Conrail's compensation programs and structure.
The Nominating Committee, consisting of Messrs. Jones (Chairman), Brinegar, Burke, Schuler and Swanson, met two times during 1995.
The Nominating Committee has the responsibility for recommending individuals for election as members of the Board. The Nominating Committee will consider written recommendations from shareholders for nominees for election to the Board, provided that such recommendations, together with (i) such information regarding each nominee as would be required to be included in a proxy statement filed pursuant to the Exchange Act, (ii) a description of all arrangements or understandings among the recommending shareholder and each nominee and any other person with respect to such nomination (and naming such person or persons), and (iii) the consent of each nominee to serve as a director of Conrail if so elected, are received by the Corporate Secretary of Conrail by, in the case of an annual meeting of shareholders, not later than the date specified in Conrail's most recent proxy statement as the date by which shareholder proposals for inclusion in Conrail's proxy materials for consideration at the next annual meeting must be received and, in the case of a special meeting of shareholders, not later than the tenth day after the giving of notice of such meeting.


COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

      DIRECTORS' COMPENSATION. Directors who are not officers of Conrail receive an annual fee of $25,000 and a fee of $1,000 for each Board and Board committee meeting they attend. Each such director who is a chairman of a Board Committee receives an additional annual fee of $2,000, except the chairman of the Audit Committee who receives an additional annual fee of $2,500. Directors who are officers of Conrail are not paid any fees for service on the Board or on any Board Committees.

     Conrail maintains a Retirement Plan for Non-Employee Directors that provides each director who is not an employee or former employee of Conrail with a retirement benefit equal to the product of (1) one-twelfth of his or her annual retainer fee from Conrail in effect at the time the director ceases to serve as a member of the Board and (2) the number of full months, up to 120, he or she served on the Board, including service on the Board of Consolidated Rail Corporation prior to July 1, 1993.

     Benefits are payable in cash, from Conrail's general assets, in equal monthly installments over the ten-year period beginning with the month following the later of (1) the month in which the director ceases to serve on the Board or (2) the month in which the director attains age 65. Notwithstanding the foregoing, (1) the benefits of directors who cease to serve on the Board on account of disability commence with the month following the month in which the director ceases to serve on the Board, and (2) after a director's death, his or her benefits shall be paid to the director's designated beneficiary, or in the absence of a written designation, to the director's estate, in a lump sum, as soon as practicable following the director's death.

      Benefits are forfeited in the event the director, before he or she attains age 65, is removed from the Board for cause or voluntarily resigns from the Board, unless the resignation is approved by the Board on account of a conflict between the interests of the director and the interests of Conrail.

       Conrail also maintains a Board of Directors Charitable Contributions Program pursuant to which Conrail has purchased life insurance policies of $1 million on the life of each director. Upon the death of an individual director, Conrail will donate $1 million in five annual installments of $200,000 each to one or more qualifying educational or charitable organizations designated by the director, and will be reimbursed by the life insurance proceeds. Individual directors derive no financial benefit from the program; all charitable deductions accrue solely to Conrail. In 1995, a donation of $200,000 was made under the program on behalf of the late Ann F. Friedlaender.

       COMPENSATION OF EXECUTIVE OFFICERS. The following table provides certain summary information concerning compensation awarded to, earned by or paid in 1995 to Conrail's Chairman and former Chief Executive Officer, James A. Hagen, Conrail's current President and Chief Executive Officer, David M. LeVan, and each of the four other most highly compensated executive officers of Conrail (determined as of the end of the last fiscal year (December 31, 1995) and hereafter referred to as the "named executive officers") for all services rendered in all capacities to Conrail and its subsidiaries during the fiscal years ended December 31, 1993, 1994 and 1995.

                          SUMMARY COMPENSATION TABLE

                                                              Annual Compensation
                               Long-Term Compensation                 Awards
                           -----------------------------   ------------------------------
     (a)                    (b)       (c)          (d)           (f)               (g)             (i)

                                                                             Securities
Name and                                                      Restricted     Underlying      All Other
Principal                            Salary       Bonus      Stock Award(s)  Options/SARS    Compensation
Position                    Year       ($)         ($)           ($)             (#)            ($) (1)
- ------------                ----    --------    --------    --------------  ------------    ------------

J. A. Hagen ..........      1995    $202,044    $173,798       $      0(2)        33,000          $9,000
 Chairman & Former CEO      1994     647,985      85,000        630,000(3)                        10,697
                            1993     646,899      19,500        615,576(4)                        15,434

D. M. LeVan ..........      1995     514,519      24,759        509,976(2)        30,746           9,000
 President & CEO

H. W. Brown ..........      1995     290,761      13,946        203,294(2)         9,000           9,000
 Sr. Vice President -       1994     280,150      14,000        189,000(3)                         9,000
 Finance & Admin.           1993     264,995       7,990        189,163(4)                         8,994

B. B. Wilson .........      1995     253,026     114,792         27,425(2)         9,000           9,000
 Sr. Vice President -Law    1994     245,040     122,500              0(3)                         9,000
                            1993     243,075      77,028         55,742(4)                         8,994

R. J. Conway .........      1995     223,889     101,367         27,425(2)         9,000           9,000
 Sr. Vice President -       1994     166,940      88,023              0(3)                         9,000
 Operations                 1993     146,715       4,467         76,458(4)                         8,994

G. P. Turner .........      1995     198,881       9,578        148,214(2)         9,000           9,000
 Sr. Vice President -       1994     150,460      65,178              0(3)                         9,000
 Automotive Sv. Grp.        1993     122,613       3,735         73,756(4)                         8,994

- ------

 (1) These amounts represent Conrail's matching contribution in the form of Conrail Preferred Stock of amounts deferred by the named executive officers through a 401(k) plan during 1995, 1994 and 1993. The shares are allocated based on the per share price set at the time the shares were purchased by the plan. With respect to Mr. Hagen, an additional $1,697 was contributed in 1994 and $6,440 in 1993 for his annual supplemental term life insurance premium.

(2) This figure represents the following: (i) the full market value as of the January 31, 1996 grant date of restricted shares of Conrail Common Stock awarded to the named executive officer as a result of a 1995 bonus deferral, and is composed of the amount of the 1995 bonus that such officer elected to defer ($277,546, $117,246 and $80,526, for Messrs. LeVan, Brown
     and Turner respectively) plus a matching contribution by Conrail in the amount of 50% for Messrs. LeVan, Brown and Turner (each determined by the length of the deferral period elected by such named executive officer); and (ii) the value of shares of Conrail Common Stock awarded on January 22, 1996 in settlement of performance shares granted on January 1, 1995 based on Conrail's having met certain predetermined financial performance goals (computed at a fair market value of $68.5625). The number of shares of restricted stock was determined by the fair market value of Conrail Common Stock on January 31, 1996 ($70.3125). Dividends are paid on all restricted shares.

     As of December 31, 1995, Messrs. LeVan, Brown, Wilson, Conway, and Turner held, respectively, 9,352, 9,958, 2,134, 2,061, and 1,706 restricted shares of Conrail Common Stock worth $351,024, $444,823, $102,928, $85,456 and $70,250, respectively, net of the payments which such officers would have been entitled to receive absent their elections to take restricted shares instead of cash bonuses. Valuation is based on the closing price of Conrail Common Stock on December 31, 1995 ($70.00). These numbers exclude shares received in January 1996 pursuant to such officers' 1995 bonus deferrals, if any, and shares previously acquired through bonus deferrals as to which restrictions lapsed prior to December 31, 1995.

                                10


(3) This figure represents the full market value as of the January 31, 1995 grant date of restricted shares of Conrail Common Stock awarded to the named executive officer as a result of a 1994 bonus deferral, and is composed of the amount of the 1994 bonus which such officer elected to defer ($420,000 and $126,000 for Messrs. Hagen and Brown, respectively) plus a matching contribution by Conrail in the amount of 50%. The number of shares of restricted stock was determined by the fair market value of Conrail Common Stock on January 31, 1995 ($52.875).

(4) This figure represents the full market value as of the February 7, 1994 grant date of restricted shares of Conrail Common Stock awarded to the named executive officer as a result of a 1993 bonus deferral, and is composed of the amount of the 1993 bonus which such officer elected to defer ($410,800, $126,237, $46,452, $58,814 and $49,171 for Messrs. Hagen,
     Brown, Wilson, Conway and Turner, respectively) plus a matching contribution by Conrail in the amount of 50% for Messrs. Hagen and Brown, and a matching contribution by Conrail in the amount of 20% and 30%, respectively, for Messrs. Wilson and Conway (each as determined by the length of the deferral period elected by such named executive officer). The number of shares of restricted stock was determined by the fair market value of Conrail Common Stock on February 7, 1994 ($61.6875).


     904 shares of restricted stock held by Mr. Wilson vested on February 7, 1996, two years from the date of the award, and 1,239 shares of restricted stock held by Mr. Conway will vest on February 7, 1997, three years from the date of the award.



The following table contains information concerning the grant of stock options made to the named executive officers during the fiscal year ended December 31, 1995.


                Option/SAR Grants in Last Fiscal Year


                                                                                            Grant Date
                                           Individual Grant                                   Value
- --------------------------------------------------------------------------------------     -------------
     (a)                   (b)              (c)            (d)            (e)                  (f)


                        Number of       % of Total
                        Securities     Options/SARs
                        Underlying     Granted to      Exercise or                         Grant Date
                        Options/SARs   Employees in     Base Price                        Present Value
   Name                 Granted(#)     Fiscal Year        ($/sh)      Expiration Date         ($)(4)
- -------------          -------------   ------------    -----------    ---------------     -------------
J. A. Hagen ......         33,000              6.4%       $50.6875          (1)                $458,370

D. M. LeVan ......          6,500(2)           1.3%       $50.6875    January 1, 2005            90,285
                           13,000(3)           2.5%       $50.6875    January 1, 2005           180,570
                            3,749(2)           0.7%       $54.1250    January 1, 2005            50,124
                            7,497(3)           1.5%       $54.1250    January 1, 2005           100,235

H. W. Brown ......          3,000(2)           0.6%       $50.6875    January 1, 2005            41,670
                            6,000(3)           1.2%       $50.6875    January 1, 2005            83,340

B. B. Wilson .....          3,000(2)           0.6%       $50.6875    January 1, 2005            41,670
                            6,000(3)           1.2%       $50.6875    January 1, 2005            83,340

R. J. Conway .....          3,000(2)           0.6%       $50.6875    January 1, 2005            41,670
                            6,000(3)           1.2%       $50.6875    January 1, 2005            83,340

G. P. Turner .....          3,000(2)           0.6%       $50.6875    January 1, 2005            41,670
                            6,000(3)           1.2%       $50.6875    January 1, 2005            83,340

- -------

(1)   These options were forfeited on Mr. Hagen's retirement in March 1995.

(2) Exerciseable as of January 22, 1996, based on Conrail's achievement of a pre-established 1995 cash flow goal.

                                11

(3) Exerciseable in two increments based on Conrail's achievement of pre-established cash flow goals for 1997 and 1998, or proportionately in 1998, based on Conrail's achievement of a pre-established three-year, cumulative cash flow goal. If none of the foregoing goals is met, the options become exerciseable in total on January 1, 2000, and expire June 30, 2000.

(4) Based on modified Black-Scholes option pricing model assuming a five-year term and that dividends are compounded quarterly and risk-free rates are compounded continuously over the expected option term. Dividend yield for the $50.6875 and $54.125 options are 3.35% and 3.14%, respectively, and risk free rates of return are 7.82% and 5.85%, respectively, using daily volatility rates of 26.45% and 26.69%, respectively.

      The following table provides information concerning the exercise of stock options during the fiscal year ended December 31, 1995, by each of the named executive officers and the value of unexercised stock options held by each such officer as of December 31, 1995.


         Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values


     (a)                        (b)                 (c)                     (d)              (e)


                                                                       Number of
                                                                       Securities          Value of
                                                                       Underlying         Unexercised
                                                                       Unexercised       In-the-Money
                                                                       Options/SARs       Options/SARs
                                                                       at FY-End (#)      at FY-End ($)
                                                                      -------------      ----------------
                         Shares Acquired                               Exercisable/       Exercisable/
     Name                On Exercise (#)    Value Realized ($)        Unexercisable      Unexercisable(1)
- -----------------        ---------------    ------------------        -------------      -----------------

J. A. Hagen......                 40,000            $1,483,750             E 31,250           E $  851,563
                                                                           U      0           U          0

D. M. LeVan......                      0                     0             E 33,691           E    822,532
                                                                           U 32,205           U    591,767

H. W. Brown......                      0                     0             E 55,639           E  2,292,200
                                                                           U 13,811           U    327,975

B. B. Wilson....                       0                     0             E 42,905           E  1,586,782
                                                                           U 13,811           U    327,975

R. J. Conway....                       0                     0             E  9,250           E    227,875
                                                                           U  9,125           U    200,281

G. P. Turner....                       0                     0             E 16,107           E    515,622
                                                                           U  9,125           U    200,281

- ----------

(1)   This valuation is based on the fair market value of Conrail
      Common Stock on December 31, 1995 ($69.8765).


       Long-Term Incentive Plans - Awards in Last Fiscal Year

                                                                 Estimated Future Payouts
                                                              under Non-Stock Price-Based Plans
                                                             ----------------------------------
       (a)                 (b)                   (c)            (d)         (e)        (f)

                              Number of
                                Shares,        Performance
                               Units or           or Other
                                  Other       Period Until
                              Number of         Maturation
           Name            Rights(#)(1)          or Payout  Threshold(#)  Target(#)  Maximum(#)
    -------------------  --------------    ---------------  ------------  ---------  ----------

    J. A. Hagen(2).....           2,948    Jan. 1997 -1998             0          0           0

    D. M. LeVan........           2,746    Jan. 1997 -1998         2,471      2,746       2,746

    H. W. Brown........             800    Jan. 1997 -1998           720        800         800

    B. B. Wilson.......             800    Jan. 1997 -1998           720        800         800

    R. J. Conway.......             800    Jan. 1997 -1998           720        800         800

    G. P. Turner.......             800    Jan. 1997 -1998           720        800         800

- ---------

   (1) Represents two-thirds of the performance shares granted to the named executive officers in 1995. The performance shares potentially vest in two successive increments, based on Conrail's performance as measured against annual cash flow goals in each of 1996 and 1997. At the end of 1997, unvested performance shares will have an opportunity to vest proportionately if Conrail has met 90% or more of a three-year, cumulative cash flow goal. Performance shares not vested under one of the foregoing scenarios will be forfeited. The first third, which vested based on Conrail's performance during 1995, was paid to recipients on January 22, 1996, and the value of that award is included in column (f) of the Summary Compensation Table.

    (2) Upon his retirement in March 1995, Mr. Hagen forfeited 2,948 performance shares granted on January 1, 1995, that would have qualified as Long-Term Incentive Compensation. The value of performance shares vesting and paid to Mr. Hagen in January 1996 is included in column (f) of the Summary Compensation Table.


              Pension Plan Table and Related Disclosure

      The following table shows estimated annual retirement benefits payable under the Supplemental Pension Plan of Consolidated Rail
Corporation.


                              Years of Service
                     ------------------------------------------

Remuneration         15 YRS   20 YRS   25 YRS   30 YRS   35 YRS
- ------------         ------  -------  -------  -------  -------
$  125,000           20,928   27,905   34,881   41,857   48,833
   150,000           26,178   34,905   43,631   52,357   61,083
   175,000           31,428   41,905   52,381   62,857   73,333
   200,000           36,678   48,905   61,131   73,357   85,583
   225,000           41,928   55,905   69,881   83,857   97,833
   250,000           47,178   62,905   78,631   94,357  110,083
   300,000           57,678   76,905   96,131  115,357  134,583
   400,000           78,678  104,905  131,631  157,357  183,583
   450,000           89,178  118,905  148,631  178,357  208,083
   500,000           99,678  132,905  166,131  199,357  232,583
   600,000          120,678  160,905  201,131  241,357  281,583
   700,000          141,678  188,905  236,131  283,357  330,583
   750,000          152,178  202,905  253,631  304,357  355,083
 1,250,000          257,178  342,905  428,631  514,357  600,083
 1,500,000          309,678  412,905  516,131  619,357  722,583
 1,750,000          362,178  482,905  603,631  724,357  845,083
 2,000,000          414,678  552,905  691,131  829,357  967,583

     Messrs. Hagen, LeVan, Brown, Wilson, Conway and Turner have 15, 18, 17, 16, 26 and 35 years of credited service, respectively. Compensation covered by the Pension Plan consists of an employee's wages for federal income tax purposes (see column (c) to the Summary Compensation Table plus any bonus paid in 1995; column (d) reflects bonuses earned in the stated year, but not paid in such year), excluding reimbursements, fringe benefits, gains from the exercise of employee stock options, and contributions to deferred compensation plans other than employee deferrals under Conrail's Matched Savings Plan. In 1995, the covered compensation of Messrs. Hagen, LeVan, Brown, Wilson, Conway and Turner was $1,612,709, $596,388, $455,443, $289,714, $282,349 and $322,246, respectively.
The table above shows estimated annual retirement benefits, after application of the Pension Plan's railroad retirement offset, payable to participants as a straight life annuity under the Pension Plan upon normal retirement at age 65 based upon final average compensation and years of Conrail service. The table does not reflect statutory limits on benefits under tax-qualified plans.

       Employment Agreements and Termination of Employment and
                   Change in Control Arrangements

      Conrail entered into an employment agreement with Mr. Hagen in connection with his employment as Conrail's Chairman and Chief Executive Officer. Mr. Hagen also serves as a member of the Board, subject to shareholder approval. The employment agreement terminated upon Mr. Hagen's retirement, effective March 31, 1995. Under the agreement, Mr. Hagen receives supplemental retirement benefits equal to any difference between (a) the estimated retirement benefits to which he would have been entitled from CSX Distribution Services, Inc. ("CSX") if he had continued his employment with CSX throughout the time employed by Conrail, and (b) his actual retirement benefits from Conrail and CSX. Mr. Hagen's annual supplemental retirement benefits under the referenced provisions are approximately $300,000. These supplemental retirement benefits are paid from Conrail's general assets in the form of an annuity for the life of Mr. Hagen, and do not reflect the pre- and post-retirement survivor protections elected by Mr. Hagen.

      To ensure that Conrail will have the continued dedicated service of certain executives notwithstanding the possibility, threat or occurrence of changes in control, Conrail has entered into severance agreements with the officers named in the Summary Compensation Table, other than Mr. Hagen. The agreements generally provide that if the executive is Terminated other than for Cause within three years after a Change in Control, or within two years of regulatory approval of such Change in Control, each as defined in the agreement, such executive is entitled to receive severance benefits. Such benefits would be equal to a lump sum payment equal to all previously accrued cash compensation, three times the sum of the then-current base salary and highest annual bonus earned within the previous three calendar years, together with certain other payments and benefits, including continuation of employee welfare benefits and an additional payment to compensate the executive for certain excise taxes imposed upon payments under such agreements.
In addition, such Termination would result in the acceleration of vesting or lapse of restricted periods on previously granted stock-based incentive awards.

                 Board Compensation Committee Report

     Conrail's Compensation Committee of the Board of Directors is composed entirely of outside directors. The Compensation
Committee's executive officer compensation policies for 1995 were as follows:

     1. The Committee continued to emphasize at-risk compensation based on corporate performance and adopted new performance criteria for non-cash incentive compensation.

     2. The Committee believes an appropriate cash compensation structure for Conrail executive officers is an annual base salary slightly below the average for officers with similar positions at comparable companies, together with a significant component of performance-related at-risk compensation in the form of an annual incentive opportunity, resulting in a total cash compensation opportunity that is slightly above the average for the executive officers' counterparts at comparable companies. The Committee believes that setting total cash compensation opportunities slightly above the total cash compensation opportunities at comparable companies is an effective method to attract, retain and motivate qualified executive officers.

     In determining 1995 cash compensation levels, the Committee considered executive officer compensation at companies of a size comparable to Conrail, i.e., companies with revenues in the $3 - $4 billion range.

     3. The Committee, in setting 1995 base salaries for individual executive officers and, in particular, the changes in those base salaries between 1994 and 1995, also considered each executive officer's expertise, scope of responsibility and achievement, all of which were given equal weight relative to one another. Achievement is measured against a management style that promotes customer focus, teamwork and process improvement. Consistent with the cash compensation structure outlined above, the average base salaries of the named executives in 1995 were slightly below the average for officers with similar positions at the comparable companies.

     4. In 1995, performance-related at-risk cash compensation for all executive officers, other than James A. Hagen and David M. LeVan, was provided under an incentive plan pursuant to which all non-union employees were eligible to receive incentive payments.
The size of the incentive awards were intended generally to provide, when added to the base salaries of the executive officers, total cash compensation opportunities slightly above the average for the executive officer's counterparts at comparable companies. In December 1994, the Committee set two measurements of corporate performance relevant to the 1995 incentive plan: operating income and operating ratio (operating expenses as a percent of revenues). No payment would have been made under the plan unless a specified level of operating income for 1995 had been attained. The amount of the payments under the plan was correlated to the 1995 operating ratio, adjusted to exclude the effect of a one-time charge to earnings associated with an asset disposition program. Although the resulting operating ratio did not meet the target, it was sufficient to entitle participants to an incentive award, although at a proportionately lower level than would have been earned had the target been achieved.

     5. Executive officers were permitted to defer receipt of their 1995 incentive awards for up to five years by electing to receive all or a portion of those awards in restricted shares of Conrail common stock. As an incentive to so elect, a further award of restricted stock (bonus shares) was offered to each participant, the amount of which was determined by the period of restriction elected by such participant for those bonus shares. The percentage of the bonus shares in relation to the deferred incentive award was equal to 10%, 20%, 30%, 40% or 50% for an election of a one, two, three, four, or five-year restriction, respectively, on the bonus shares. The same level of benefits was made available to all non-union employees who elected to defer. As a consequence, the size of the restricted stock award is a function of Conrail's performance under the 1995 incentive plan and the individual elections of participants in the plan to receive their incentive payments in the form of restricted stock awards. The Committee continues to believe that such incentives are an appropriate method to more closely align the personal financial interests of executive officers and employees with the financial interests of shareholders.

     6. For 1995, the Committee approved a new three-year, performance-based non-cash incentive award program, pursuant to which all executive officers were granted stock options and performance shares on January 1, 1995. The size of the awards granted to executive officers were based on their respective levels. Mr. Hagen, then Chairman and Chief Executive Officer, was granted 33,000 stock options and 4,400 performance shares. Mr. LeVan, in his capacity as President and Chief Operating Officer, was awarded 19,500 stock options and 2,600 performance shares. Other executive officers, including those named executive officers, received between 3,750 and 9,000 stock options and 500 and 1,200 performance shares, depending on their level. Coincident with his promotion to President and Chief Executive Officer upon Mr. Hagen's retirement in March 1995, Mr. LeVan received an additional award of 11,246 stock options and 1,499 performance shares, bringing him, on a pro rata basis, to the level of awards previously established for the Chief Executive Officer position. In addition, four officers who are not named in the executive compensation table also received subsequent awards of stock options and performance shares in recognition of their promotions during 1995. All of the options referred to herein have exercise prices equal to the fair market value of Conrail's Common Stock on the date of the award, and potentially vest annually in one-third increments based on Conrail's performance as measured against an annual cash flow goal. The performance share awards are similarly structured, potentially vesting in one-third increments contingent upon Conrail's achievement of this same annual cash flow goal. Options and performance shares that remain unvested after three years may vest in proportion to Conrail's achievement of 90% or more of its cumulative three year cash flow goal. Failure to meet these vesting requirements will result in forfeiture of the unvested performance shares. The performance-based vesting described above is a feature of all options and performance shares granted in 1995 and is intended to encourage corporate performance that will achieve Conrail's business plan and translate into increased shareholder value through the market price of Conrail's Common Stock.

     7. The Committee made no changes to the base salary of Mr. Hagen during his tenure as Chairman and Chief Executive Officer during 1995, except for a 4 percent competitive salary adjustment that was applied to the base-salaries of all non-union employees effective January 1, 1995. This adjustment was designed to address a shortfall between Conrail non-union salaries and those of its transportation competitors and other large industrial employers in the areas where Conrail operates. In addition, Mr. Hagen was awarded a $75,000 selective cash award in March 1995, as part of a program under which all non-union employees were eligible to receive similar awards. The amount of Mr. Hagen's award reflects the value placed by the Committee on Mr. Hagen's commitment to insure a smooth transition in leadership. Upon Mr. Hagen's retirement, Mr. LeVan was promoted to President and Chief Executive Officer, and his salary was increased from $425,000 to $540,000 to reflect this increase in responsibility. In setting Mr. LeVan's compensation as President and Chief Executive Officer, the Committee considered the base salaries and tenure of Chief Executive Officers of the comparable companies referred to in paragraph 2 above.

     8. The amounts of Messrs. Hagen's and LeVan's annual cash incentive awards in 1995 were determined based upon the same pre-established performance criteria as set for all other executive officers and non-union employees, namely the operating income and operating ratio goals described above. These awards were made pursuant to the Conrail Senior Executive Performance Plan, which was approved by shareholders in 1995 in order that such payments could qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code, and therefore preserve, to the extent possible, federal income tax deductions available for executive compensation. However, the Committee reserves the right to pay compensation that would not qualify as "performance-based" under Section 162(m) to the extent it determines that it is in the best interests of Conrail to do so.

Roger S. Hillas, Chairman     John C. Marous      H. Furlong Baldwin

PERFORMANCE GRAPH

      The following line graph depicts a comparison of Conrail's five-year cumulative total shareholder return, assuming reinvestment of dividends, with the S&P 500 Stock Index and a railroad peer group index.

GRAPHICAL MATERIAL OMITTED FOR ELECTRONIC FILING. SEE FOLLOWING PARAGRAPH AND TABLE FOR NARRATIVE EXPLANATION.


      Assumes $100 invested on December 31, 1990 in Conrail Common
Stock, S&P 500 Stock Index and the rail peer group composite (the returns of which have been weighted according to their respective market capitalization as of each December 31, the beginning of the periods for which returns are indicated).

                 1990    1991    1992    1993    1994    1995
                 ----    ----    ----    ----    ----    ----
Conrail          $100    $216    $248    $357    $277    $393
S&P 500          $100    $130    $140    $154    $156    $215
Rail Composite   $100    $155    $176    $208    $172    $248

PROPOSAL NO.  2
TO APPROVE THE AMENDMENT OF THE CONRAIL 1991 LONG-TERM INCENTIVE PLAN

     On February 21, 1996, acting upon the recommendation of the Compensation Committee (the "Committee"), the Board of Directors approved and recommended for submission to the shareholders for approval the amendment of the 1991 Long-Term Incentive Plan (the "Plan"). The approval by an affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the 1996 Annual Meeting is required for approval of amendment of the Plan.

     The Board of Directors believes that the Plan has been effective in allowing Conrail and its subsidiaries to provide incentives for enhanced individual and corporate performance, to attract and retain outstanding individuals as officers and key employees and to align its employees' interests with those of its shareholders through opportunities to acquire Conrail Common Stock and payments based on the value of such stock or the achievement of financial performance goals.

     As originally approved by shareholders in 1991, the Plan authorized up to 3.2 million shares of Common Stock to be issued with respect to awards thereunder (as adjusted to reflect a 1992 2-for-1 stock split effected as a dividend). Currently, approximately 600,000 shares remain available for issuance pursuant to the Plan. The Board believes that amendment of the Plan is now advisable, including amendments that will permit the Company to continue to take advantage of certain tax deductions for compensation to the most highly compensated executive officers, in the event any such individual earns in excess of $1 million during any tax year.

     The principal features of the proposed amendment of the Plan are summarized below. The following summary does not purport to be complete and is qualified in its entirety by reference to the text of the Plan, as amended and restated, which is attached hereto as Appendix A.

     INCREASE IN AUTHORIZED SHARES: Of the 3.2 million shares originally authorized for grant under the Plan, approximately 2.6 million either have been issued or have been reserved for issuance under authorized grants. Therefore, there are currently available approximately 600,000 shares for future awards. The proposed amendment would increase the number of authorized shares under the Plan by approximately 3.4 million, such that there would be available for future issuance a total of 4 million shares under the amended Plan. The closing price of a share of Conrail Common Stock, based on the New York Stock Exchange Composite Tape on March 1, 1996, was $71.875.

     Upon the expiration, termination or cancellation (in whole or in part) of unexercised non-qualified or incentive stock options or the forfeiture of phantom stock or performance shares on which no dividend equivalents have been paid, the shares of Common Stock subject thereto would again be available for grant under the Plan. Shares of Common Stock covered by an option which is surrendered upon exercise of a stock appreciation right and phantom stock or performance shares on which dividend equivalents have been paid shall thereafter be unavailable for grant under the Plan.

     ELIGIBILITY: The Plan currently provides for participation by executives and key employees, as determined by the Committee. The proposed amendment would provide for participation by employees of Conrail and its subsidiaries, as determined by the Committee. As of December 31, 1995, there were approximately 23,500 employees of Conrail and its subsidiaries, 22,600 of whom are employees of Consolidated Rail Corporation. Directors who are not full-time employees are not eligible.

     AMENDMENT TO TERMS OF AWARDS: The Plan currently authorizes the award of non-qualified and incentive stock options, stock appreciation rights ("SAR") granted in tandem with stock options, restricted stock and performance shares. The proposed amendment would authorize the award of phantom stock, in addition to the foregoing awards. Phantom stock would be issued by Conrail and, after satisfaction of any requirements as established by the Committee, would be settled in either Conrail Common Stock or cash, also at the discretion of the Committee. Conrail may elect to pay the equivalent of dividends on shares of phantom stock during the restricted period, if any, or may permit such payments to accrue in the form of additional shares of phantom stock. Shares of phantom stock will not have voting rights.

     The proposed amendment reaffirms the Committee's discretion to provide for the treatment of awards in cases of death, disability, retirement or other termination of employment and to amend awards, including to provide for acceleration thereof, upon the occurrence of a Change of Control, as defined in the amended Plan. The Committee may not otherwise alter or impair an outstanding award, without the consent of the affected participants.

     With respect to awards based on Conrail's financial and other performance, the amendment provides that one or more of the following performance criteria shall be used in determining the terms of such awards: net income; earnings per share; debt reduction; safety; on-time performance; return on investment; operating ratio; cash flow; return on assets; shareholder return; revenue; customer satisfaction; return on equity; and operating income. To the extent awards are performance-based, it is intended that such awards under the Plan qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code (the "Code"). As required by Section 162(m), the amended Plan specifies that the maximum number of shares of Common Stock that may be granted to any individual pursuant to awards in any Plan year would be 150,000.

     With respect to the award of stock options, the Plan provides that the exercise price of any incentive stock options or non-qualified stock options may not be less than the fair market value of Conrail Common Stock on the date the option is granted, and that the exercise period of any option, as determined by the Committee, shall begin no less than six months from the date of grant. The proposed amendment would clarify that no option may be exercised more than 10 years from the date of grant.

     TERMINATION PROVISIONS: If not earlier terminated by Conrail, the Plan will terminate on May 15, 2001. In order to continue to make Plan benefits available to Conrail and its subsidiaries beyond that time, the proposed amendment would extend the termination date of the Plan to May 15, 2006. In addition, awards granted under the Plan are exerciseable only by a participant during his or her lifetime and are non-assignable and non-transferable, except by will or the laws of decent and distribution. The proposed amendment would allow awards to be exercised by a designated beneficiary of the participant or by the executor of the participant's estate.

     AMENDMENT OF THE PLAN: The Plan currently provides that the Board of Directors may alter, suspend or terminate the Plan, including amendments that may be required to comply with rules promulgated by the Securities and Exchange Commission. The Board may not, however, materially increase the maximum number of shares which may be issued under the Plan (except in the case of adjustments in the event of capital changes by Conrail, as described therein), materially increase the benefits accruing to participants under the Plan or materially modify the Plan eligibility requirements, without shareholder approval. In addition, the Board may not alter or impair any award previously granted under the Plan.

     FEDERAL INCOME TAX CONSEQUENCES: The principal federal income tax consequences of the Plan, as amended, under the Code as currently in effect, to employees and Conrail are set forth below.

     The grant of stock options other than incentive stock options ("non-qualified stock options"), SAR's, phantom stock and performance shares does not result in any taxable income to the employee or in any tax deduction to Conrail. The grant of restricted stock does not result in any taxable income to the employee or in any tax deduction to Conrail, so long as the employee's interest in such shares is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Internal
Revenue Code. Upon the exercise of a non-qualified stock option, the excess of the fair market value of the shares acquired over their cost to the option holder is taxable to the option holder as ordinary income and is deductible by Conrail, subject to the usual rules relating to the reasonableness of compensation. The option holder's tax basis for the shares is their fair market value at the time of exercise. Upon the exercise of SAR's, the vesting of restricted stock, the settlement of phantom stock or the payment of performance shares, the cash or fair market value of the stock received is taxable to the recipient as ordinary income and is deductible by Conrail, subject to the usual rules relating to the reasonableness of compensation and the potential restrictions on deductions of compensation under 162(m) of the Code. The employee's tax basis for any shares received is the fair market value thereof at the time of such exercise, vesting, settlement or payment.
Income realized on the exercise of non-qualified stock options or SAR's, the vesting of restricted stock, the settlement of phantom stock or the payment of performance shares is subject to federal and (where applicable) state withholding taxes.

     If a non-qualified stock option is exercised and the option price is paid by exchanging other appreciated shares of Common Stock for the shares subject to the option, the following tax consequences are applicable: (a) regarding the stock evenly exchanged, no taxable gain or loss will be recognized by the option holder and the tax basis and holding period of the old stock carries over to the new stock; and (b) regarding the additional shares received, the fair market value of the additional shares will be taxable to the option holder as ordinary income.

     In the event an option holder sells or exchanges stock received upon exercise of non-qualified stock options, the vesting of restricted stock, the settlement of phantom stock or the payment of performance shares, he or she will realize a long-term or short-term capital gain or loss depending upon the holding period for the shares and the amount realized in the transaction.

     Dividends on restricted stock payable to the employee prior to the lapse of restrictions will be taxed as dividend income to the employee, and Conrail will receive no tax deduction for the dividends paid. Dividend equivalent payments, if any, on phantom stock, including those in the form of additional shares of phantom stock, will be taxed as additional compensation and subject to all applicable withholding, and Conrail will receive a corresponding tax deduction for the amounts paid.

     In general, an employee who is granted an incentive stock option will not be subject to federal income tax upon the grant or exercise of the option if (i) the option is exercised within three months after the termination of employment (with other special rules for death or disability) and (ii) no disposition of the shares received upon exercise is made within two years from the date of grant nor within one year after the date of exercise (collectively, the "holding periods"). However, the employee could be subject to the minimum tax on tax preferences upon the exercise of an incentive stock option, depending upon his or her individual tax situation.
In the event of a sale of the shares received upon exercise of an incentive stock option after the holding periods, any appreciation of the shares received above the exercise price should qualify as
capital gain.   Conrail is not entitled to a tax deduction with
respect to the grant or exercise of an incentive stock option nor with respect to any disposition of such shares after the holding periods. However, if shares acquired pursuant to the exercise of an incentive stock option are sold by the employee before the end of the holding periods, any gain on the sale at the time of exercise will be taxable as ordinary income for the taxable year in which the sale occurs. Income will be realized only to the extent the amount received upon sale exceeds the employee's basis for the stock. Conrail will be entitled to a tax deduction in the amount of the ordinary income realized by the employee.

     GRANTS UNDER THE PLAN, AS AMENDED: The number and types of awards that may be granted in the future under the Plan as amended, as well as the number of eligible employees who may be granted such awards, are not determinable at this time. Currently, there are approximately 320 active employees who are participants in the Plan. The proposed amendment would not have affected the grant of options, restricted stock or performance shares awarded under the Plan during 1995. Information with respect to grants made under the Plan in 1995 is set forth below.

                                     Restricted   Performance
 Name and Position         Options     Stock         Shares
- ------------------        --------   ----------   -----------
 J. A. Hagen......          33,000          0         4,400(3)

 D. M. LeVan......          30,746      5,921(2)      4,099(3)

 H. W. Brown......           9,000      2,501(2)      1,200(3)

 B. B. Wilson.....           9,000          0         1,200(3)

 R. J. Conway.....           9,000          0         1,200(3)

 G. P. Turner.....           9,000      1,718(2)      1,200(3)

 Executive Group..         187,992     20,301(2)     25,066(3)

 Non-Executive
 Director Group...               0          0             0

 Non-Executive
 Officer Group....         328,765          0        43,830(3)

(1) Mr. Hagen forfeited these options on his retirement in March 1995. Valuation of the options awarded to the named executive officers appears in the table titled "Option/SAR Grant in Last Fiscal Year." The theoretical value of options awarded in 1995 to the Executive Group and to the Non-Executive Officer Group is, respectively, $2,598,864 and $4,553,400, based on the methodology described at note (4) to the referenced option grant table.

(2) Awarded on January 31, 1996 as the result of an election to defer all or part of their 1995 bonuses. The value of these awards as of their 1996 grant date is discussed at note (2) to the Summary Compensation Table.

(3) Awarded on January 1, 1995. One third of these awards was settled in Conrail Common Stock in January 1996 based on Conrail's financial performance during 1995. The valuation of the settled awards is discussed at note (2) to the Summary Compensation Table.


The Board of Directors recommends a vote for approval of Proposal No. 2.


PROPOSAL NO. 3
TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP
AS THE INDEPENDENT ACCOUNTANTS FOR THE YEAR 1996

     The Board has selected the firm of Price Waterhouse LLP ("Price Waterhouse") as independent accountants to audit the books, records and accounts of Conrail for the current fiscal year, subject to ratification by vote of Conrail's shareholders. If the shareholders do not ratify the selection of Price Waterhouse, the selection of independent accountants will be reconsidered and made by the Board. It is understood that even if the selection is ratified, the Board, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if it determines that such a change would be in the best interests of Conrail and its shareholders. Price Waterhouse has served as Conrail's independent accountant since 1994.

      Representatives of Price Waterhouse are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote for approval of Proposal No. 3.

SHAREHOLDER PROPOSALS

      Shareholder proposals may, under the rules of the Securities and Exchange Commission, be submitted for inclusion in Conrail's proxy statement and form of proxy for the Annual Meeting of Shareholders currently scheduled for May 21, 1997, but must be received by Conrail not later than December 3, 1996. Proposals must be in writing and should be sent via registered, certified or express mail to: Secretary of the Corporation, Conrail Inc., Two Commerce Square, 2001 Market Street, Philadelphia, Pennsylvania 19101-1422. Shareholder proposals must also meet the applicable criteria set forth in Conrail's Amended and Restated By-laws in order to be considered at Conrail's 1997 Annual Meeting. A shareholder may request a copy of Conrail's Amended and Restated By-laws by writing to the Secretary of the Corporation at the address provided above.

                                     By Order of the Board of Directors

                                         /s/ Allan Schimmel
                                             Allan Schimmel
April 3, 1996                                Corporate Secretary

                                                                 Appendix A

                        CONRAIL INC.

                1991 LONG-TERM INCENTIVE PLAN

           AMENDED AND RESTATED AS OF MAY 15, 1996





Section 1:  GENERAL PROVISIONS

1.1   Purposes

      The purposes of the 1991 Long-Term Incentive Plan, as amended and restated, (the "Plan") of Conrail Inc. (the "Company") are to promote the interests of the Company and its stockholders by (i) motivating employees, salaried executives and other key employees of the Company and its Subsidiaries, by means of performance-related incentives, to achieve long-range performance goals; (ii) attracting and retaining salaried executives and other key employees of outstanding ability; (iii) strengthening the Company's capability to develop, maintain and direct a competent manage-ment team; (iv) providing incentive compensation opportu-nities which are competitive with those of other major cor-porations; (v) aligning the interests of employees with the interests of the Company's stockholders; and (vi) enabling such employees to participate in the long-term growth and financial success of the Company.


1.2   Definitions

      "Award" - means a Stock Option grant, a Right, a Restricted Stock grant, a Phantom Stock award and/or a Performance Share award under the Plan.

      "Board of Directors" - means the board of directors of the Company.

      "Change of Control" - means any of the following events or occurrences:

      (i) The stockholders of the Company approve a transaction or transactions (however denominated or effectuated) with another corporation or other Person
("Combination"), and immediately after such transaction(s) less than eighty percent (80%) of the combined voting power of the then-outstanding securities of such corporation or Person will be held in the aggregate by the holders of securities entitled, immediately prior to such Combination, to vote generally in the election of directors of the Company ("Voting Stock");

     (ii) A report is filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), pursuant to the Exchange Act, disclosing that any Person has become the beneficial owner of 20 or more percent of the voting power of Voting Stock;

    (iii) The stockholders of the Company approve the sale of all or substantially all of its assets to any other corporation or other Person, and less than eighty percent
(80%) of the combined voting power of the then-outstanding securities of such corporation or Person immediately after such transaction will be held in the aggregate by the holders of Voting Stock immediately prior to such sale;

     (iv) At any time, Continuing Directors (as herein defined) shall not constitute a majority of the members of the Board ("Continuing Director" means (i) each individual who has been a director of the Company for at least twenty-four (24) consecutive months before such time and (ii) each individual who was nominated or elected to be a director of the Company by at least two-thirds of the Continuing
Directors at the time of such nomination or election);

     (v) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

    (vi) The Committee determines by a majority vote that the occurrence, or the threat or imminence of the occurrence, of another event or situation will have import or effects similar to the foregoing such that such event or situation should be considered a Change of Control hereunder.

Notwithstanding the provisions of the foregoing subparagraphs (i)-(vi), a Change of Control for purposes of this Plan shall not be deemed to have occurred solely because (a) the Company, (b) an entity of which the Company is the direct or indirect Beneficial Owner (as herein defined) of 50 or more percent of the voting securities or
(c) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20 percent or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

      "Code" - means the Internal Revenue Code of 1986, as amended.

      "Committee" - means the Compensation Committee of the Board of Directors.

      "Common Stock" - means the $1.00 par value Common
Stock of the Company.

      "Corporation" - means the Company and/or its  Subsidiaries.

      "Disinterested Person" - has the meaning set forth in Rule 16b-3(d)(3) promulgated by the Securities and Exchange
Commission under the Exchange Act, as in effect on May 15, 1996.

      "Employee" - means any salaried employee of the Corporation.

      "Exchange Act" - means the Securities Exchange Act of
1934, as amended.

      "Fair Market Value" - means the average of the high and low prices of the Common Stock on the date on which it is to be valued hereunder, as reported for New York Stock
Exchange Composite Transactions.

      "Incentive Stock Options" - mean Stock Options which constitute "incentive stock options" under Section 422 (or any successor section) of the Code.

      "Non-Qualified Stock Options" - mean Stock Options which do not constitute Incentive Stock Options.

      "Participant" - means an Employee who is selected by the Committee to receive an Award under the Plan.

      "Performance Cycle" or "Cycle" - means the period of years selected by the Committee during which the performance of the Company, the Corporation, or the Participant is mea-sured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

      "Performance Goals" - means the objectives for the Company, the Corporation, or the Participant that may be established by the Committee for a Performance Cycle, with respect to Performance-based awards contingently awarded under the Plan. The Performance Goals for a Performance
Cycle shall be based on one or more of the following criteria, as determined by the Committee with respect to a Performance Cycle:

    1.  net income                  8.  cash flow
    2.  earnings per share          9.  return on assets
    3.  debt reduction             10.  shareholder return
    4.  safety                     11.  revenue
    5.  on-time performance        12.  customer satisfaction
    6.  return on investment       13.  return on equity
    7.  operating ratio            14.  operating income

     "Performance Share" - means a phantom share equivalent to one share of Common Stock contingently awarded under
Section 5 of the Plan and subject to one or more Performance
Criteria.

     "Phantom Stock" - means an award pursuant to Section 6 of the Plan of a contingent right to receive a share of Common Stock at a time subsequent to such award.

     "Restricted Period" - means the period of years selected by the Committee during which a grant of Restricted
Stock or Phantom Stock, as the case maybe, is forfeitable to the Company.

     "Restricted Stock" - means shares of Common Stock con-tingently granted to a Participant under Section 4 of the Plan.

     "Right" - means a stock appreciation right granted to a Participant under Section 3 of the Plan.

     "Stock Option" or "Option" - means an Incentive Stock
Option and/or a Non-Qualified Stock Option  granted under
Section 2 of the Plan.

     "Subsidiary" - means any corporation in which the Company possesses directly or indirectly more than fifty percent (50%) of the total combined voting power of all classes of its stock.

1.3   Administration

      The Plan shall be administered by the Committee, which shall at all times consist of three or more members, each of whom is a Disinterested Person. The Committee shall have sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time deem advisable, and to interpret the terms and provisions of the Plan. The Committee's decisions are binding upon all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan.

1.4  Eligibility

     (a) All Employees of the Company and its Subsidiaries, as determined at the discretion of the Committee, are eligible to be Participants in the Plan.

     (b) Each Award, and the terms and conditions of such Award, shall be confirmed in writing by the Company. The
Committee may require Participants to execute agreements with respect to such Awards.

1.5  Shares Reserved

      (a) As of the Effective Date, there shall be reserved for issuance pursuant to the Plan a total of 4,000,000 shares of Common Stock. In the event that (i) a Stock Option expires, is cancelled, or is terminated unexercised as to any shares covered thereby, or (ii) shares or equivalents on which no dividends or dividend equivalents have been paid (other than shares of Restricted Stock) are forfeited for any reason under the Plan, such shares shall thereafter be available for issuance pursuant to the Plan and shall be considered as part of the 4,000,000 shares of Common Stock authorized for issuance pursuant to the Plan. Shares of Common Stock covered by a Stock Option which is surrendered upon exercise of a Stock Appreciation Right, shares of Phantom Stock or Performance Shares on which dividends, or the equivalent thereof, have been paid, shall thereafter be unavailable for issuance pursuant to the Plan.

In the event that an Award is purchased pursuant to Section
1.10(c)(ii) hereof, the shares covered by the Award shall not thereafter be available for issuance pursuant to the Plan.

      (b) In the event of any change in the outstanding
shares of Common Stock by reason of any stock dividend or
split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distributions to holders of
Common Stock other than normal cash dividends, the Committee shall make such substitution or adjustment, if any, as it deems to be equitable, as to the number of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, the number of outstanding Stock Options and the option price thereof, the number of Rights, and the number of outstanding Performance Shares, the number of outstanding shares of
Phantom Stock and shares of Restricted Stock.   Also, in
instances where another corporation or other business entity is being acquired by the Company, and the Company has assumed outstanding employee option grants and/or the obli-gation to make future or potential grants under a prior existing plan of the acquired entity, similar adjustments are permitted at the discretion of the Committee.


1.6   Tax Withholding

     The Corporation shall have the right to deduct from all amounts paid in cash (whether under this Plan or otherwise) any taxes required by law to be withheld therefrom. In the case of payments of Awards in the form of Common Stock, at the Committee's discretion the Participant may be required to pay to the Corporation the amount of any taxes required to be withheld with respect to such Common Stock, or, in lieu thereof, the Corporation shall have the right to retain the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld.


1.7   Nontransferability

      No right or interest of any Participant in any Award shall be subject to any lien, obligation or liability of the Participant, and no Award shall be assignable or transfer-able, except by will, the laws of descent and distribution. Notwithstanding the foregoing, a Participant may designate a beneficiary with respect to the Awards granted to such Participant. An Award shall be exercisable during the Participant's life only by such Participant or the guardian or legal representative of such Participant. After the Participant's death, an Award shall be exercisable by the beneficiary designated by the Participant, the executor or executrix of the Participant's estate or the person or persons to whom rights under the Award shall pass by will or the laws of descent and distribution in accordance with the provisions of the Award and Plan.

1.8   No Right to Employment

      No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Corporation. Further, the Corporation expressly reserves the right at any time to dismiss a Par-ticipant free from any liability, or any claim under the Plan, except as provided herein or in the terms of a Stock Option, Restricted Stock, Phantom Stock or Performance Share, which the Committee in its discretion may decide to provide to Participants.

1.9   Construction of the Plan

      The validity, construction, interpretation, administra-tion and effect of the Plan and of its rules and regula-tions, and rights relating to the Plan, shall be determined in accordance with the laws of Pennsylvania. It is intended that the Plan comply with Rule 16b-3 under the Exchange Act, as in effect on May 15, 1996, as may be amended from time to time, and so far as possible, the Plan shall be construed, interpreted, and administered in a manner consistent with this intent.

1.10  Amendment

      (a) Subject to the Exchange Act and the rules and regulations thereunder as in effect on May 15, 1996, as may be amended from time to time, the Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment, suspension or termination shall alter or impair any right theretofore awarded or granted to any Participant, without the consent of such Participant.

      (b) With the consent of the Participant affected thereby, the Committee may amend, cancel, or modify any out standing Award, including without limitation, to change the date or dates as of which (i) a Stock Option or right becomes exercisable or is forfeited if not exercised, (ii) the restrictions on shares of Restricted Stock are removed,
(iii) a share of Phantom Stock is settled in cash or Common Stock or (iv) a Performance Share is deemed earned.

      (c) Notwithstanding the foregoing, the Committee may amend or modify any outstanding Award in connection with a Change of Control to (i) provide for the acceleration of any time periods relating to the exercise or realization of such Awards so that such Awards may be exercised or realized in full on or before a date fixed by the Board of Directors,
(ii) provide for the purchase of such Awards, upon the Participant's request, for an amount of cash equal to the amount which could have been attained upon the exercise or realization of such Awards had such Awards been currently exercisable or payable, (iii) make such adjustment to the Awards then outstanding as the Board of Directors deems appropriate to reflect such transaction or change, or (iv) cause the Awards then outstanding to be assumed, or new rights substituted therefor, by the surviving corporation in such change.

1.11  Effective Date

     The amended and restated Plan shall be effective on May 15, 1996 ("Effective Date") if approved by shareholders at the meeting of shareholders of the Company on such date, and will terminate on May 15, 2006. No Award may be granted after the termination of the Plan, but all Awards granted prior to termination may be exercised in accordance with their terms.

1.12  General Provisions

      (a) Absence on leave approved pursuant to the duly adopted policies of the Corporation shall not be considered an interruption or termination of employment or service of any Employee for purposes of the Plan.

      (b) The obligation of the Company to issue, transfer or deliver Common Stock under the Plan shall be subject to
(i) the effectiveness of a registration statement under the Securities Act of 1933, as amended, with respect to such issue, transfer or delivery, if deemed necessary or appro-priate by counsel for the Company, (ii) the condition that the shares of Common Stock reserved for issuance, if any, shall have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange on which outstanding shares of the same class may then be listed and (iii) all other applicable laws, regulations, rules and orders which shall then be in effect.

      (c) The Plan, insofar as it provides for cash pay ments, shall be unfunded, and the Corporation shall not be required to segregate any assets which may at any time be awarded under the Plan. Any liability of the Corporation to any person which respect to any Award under the Plan shall be based solely upon any contractual obligations which may be created by or pursuant to the Plan. No such obligation of the Corporation shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Corporation.

1.13  Maximum Award

      The maximum number of shares to a Participant pursuant to Awards under this Plan during any calendar year will be 150,000.

1.14  Performance-Based Awards

      The Committee may make any Award a Performance-Based
Award through the application of the Performance Goals and the Performance Cycle.

Section 2:  STOCK OPTIONS

2.1   Authority of Committee

      Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom Stock Options shall be granted, the number of shares to be covered by each Stock Option and the condi-tions and limitations, if any, in addition to those set forth in Section 2.3 hereof, applicable to the exercise of the Stock Option. The Committee shall have the authority to make a grant of Stock Options contingent upon the occurrence of an event, including the exercise of a Stock Option by a Participant by tender of shares of Common Stock pursuant to
Section 2.3(d) hereof, in which event the Committee may grant a new Stock Option to such Participant to purchase that number of shares of Common Stock which equal the number of shares of Common Stock tendered by such Participant. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Stock Options, except that Incentive Stock Options can only be granted to Employees.

      In the case of Incentive Stock Options, the maximum aggregate Fair Market Value (at the date of grant) of the shares which any Participant may first exercise during any calendar year, under this Plan or any other plan of the Company or a corporation which (at the date of grant) is a parent of the Company or a Subsidiary, shall not exceed
$100,000 or such larger employee grant maximum as shall be in effect under Section 422 of the Code at the time of grant, plus such unused limit carryover as is permitted under Section 422 of the Code.

2.2   Option Price

      The Committee shall establish the option price at the time each Stock Option is granted, which price shall not be less than one hundred percent (100%) of the Fair Market
Value of the Common Stock on the date of grant. The option price shall be subject to adjustment in accordance with the provisions of Section 1.5(b) hereof.


2.3   Exercise of Options

      (a) Except as otherwise provided pursuant to Section 2.3(c) hereof, each Stock Option by its terms shall require the Participant to remain in the continuous employ of the Corporation for at least six months from the date of grant of the Stock Option before any part of the Stock Option shall be exercisable. Stock Options may not be exercisable later than ten years after their date of grant.


       (b) The Committee may determine the terms and conditions pursuant to which any Stock Option shall become exercisable and shall expire.

      (c) The option price of each share as to which an Option is exercised shall be paid in full at the time of such exercise. The Committee may determine whether such payment shall be made in cash, by tender of shares of Common Stock owned by the Participant valued at Fair Market Value as of the date of exercise, or by a combination of cash and shares of Common Stock.


Section 3:  STOCK APPRECIATION RIGHTS

3.1   Terms and Conditions

      The Committee may, in its discretion, grant Rights to the holders of Options under this Plan, but only if such holders are subject to Section 16(b) of the Exchange Act.
Rights shall be subject to the following terms and condi-tions:

     (a) Each Right shall relate to a specific Stock Option granted under this Plan (the "related Option") and may be granted at the same time the related Option is granted or at any time thereafter prior to the last day on which the related Option may be exercised. Such Rights shall be sub-ject to such additional terms and conditions as the Committee may specify.

     (b) A Right shall entitle the Participant, upon sur-render of an exercisable related Option, or an exercisable portion thereof, to receive from the Company an amount equal to the Fair Market Value on the surrender date of the shares that the Participant would have been entitled to purchase on that date pursuant to the related Option or portion thereof surrendered, less the amount that the Participant would have been required to pay to purchase such shares under the related Option. The amount shall be paid at the sole dis-cretion of the Committee to the Participant in cash, Common Stock, or a combination of cash and Common Stock. No frac-tional shares shall be issued as a result of exercising a Right. A Participant wishing to exercise a Right shall give written notice of such exercise to the Company, and the date the Company receives such notice shall be the day on which the related Option or portion thereof shall be deemed surrendered.


Section 4:  RESTRICTED STOCK GRANTS

4.1  Authority of the Committee

      (a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom shares of Restricted Stock shall be granted, the number of shares of Restricted Stock to be granted to each Participant, the duration of the Restricted Period during which, and the conditions under which, the Restricted Stock may be forfeited to the Company, and the terms and conditions of the Award in addition to those contained in Section 4.2.

      (b) Anything in Section 4.1(a) to the contrary notwithstanding, in the event a Participant elects, in accordance with the terms of a profit incentive plan maintained by the Corporation, to receive Common Stock in lieu of all or a portion of the cash to which such Participant would otherwise be entitled pursuant to such profit incentive plan, the Committee shall grant, in one or more Awards, to such Participant such number of shares of Restricted Stock at such times and with such durations of Restricted Periods as shall be set forth in the profit incentive plan pursuant to which such Participant has made such election.


4.2  Terms and Conditions

      (a) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as herein provided, during the Restricted Period.
The Participant shall receive his or her award in shares of Restricted Stock, which shall be registered in the name of the Participant, together with a stock power endorsed in blank, by the Company. At the expiration of the Restricted Period, all restrictions shall lapse and the Participant or his or her legal representative shall have full and complete discretion with respect to such shares, except that the Committee shall have authority to retain up to fifty percent (50%) of the shares of Restricted Stock as to which restrictions have lapsed and, in lieu thereof, to pay the Participant the Fair Market Value of the retained shares in cash.

      (b) Except as provided in subsection (a) hereof, the Participant shall have all the rights of a holder of Common
Stock, including but not limited to the rights to receive dividends and to vote during the Restricted Period.


Section 5:  PERFORMANCE SHARES

5.1   Authority of Committee

     The Committee shall have sole and complete authority to determine the Employees who shall receive Performance Shares and the number of such shares for each such Employee for each Performance Cycle, and to determine the duration of each Performance Cycle. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other. At the discretion of the Committee, each award of Performance Shares may be confirmed by a Performance Share agreement executed by the Company and the Participant.

5.2   Performance Goals

      The Committee shall establish Performance Goals for each Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. During any Cycle, the Committee may adjust the Performance Goals for such Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Corporation or Participant or changes in applicable tax laws or accounting principles.

5.3   Payment of Performance Shares

     The Committee shall determine the number of Performance Shares, up to one hundred and fifty percent (150%) of the number contingently awarded to each Participant for the Cycle, which have been earned on the basis of the Corpora-tion's or the Participant's performance in relation to the established Performance Goals, with payment in cash (at Fair Market Value) and shares of Common Stock, in such propor-tions as the Committee shall determine. Participants may defer receipt of payment for earned Performance Shares under terms established by the Committee, if provision is made for such deferrals by the Committee.

Section 6:  PHANTOM STOCK

6.1  Authority of the Committee

      (a) Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees who shall receive awards of Phantom
Stock, the number of shares to be awarded to each Participant, the duration of any deferral periods or other conditions that may pertain to any Phantom Stock award and the conditions under which the Phantom Stock award may be forfeited.

      (b) Anything in Section 6.1(a) to the contrary notwithstanding, in the event a Participant elects, in accordance with the terms of a profit incentive plan maintained by the Corporation, to receive Common Stock in lieu of all or a portion of the cash to which such Participant would otherwise be entitled pursuant to such profit incentive plan, the Committee shall grant, in one or more Awards, to such Participant such number of shares of Phantom Stock at such times and subject to such Restricted
Periods as shall be set forth in the profit incentive plan pursuant to which such Participant has made such election.

6.2  Terms and Conditions

     (a) Shares of Phantom Stock may not be sold, assigned, transferred, pledged or otherwise encumbered. The Participant shall receive his or her award in shares of Phantom Stock, for which a book entry shall be made in the
name of the Participant during the Restricted Period.   At
the conclusion of the Restricted Period, Common Stock or cash, or a combination of both shall be issued to the Participant.

     (b) The Company may elect to pay the equivalent of dividends on the shares of a Participant's Phantom Stock during the Restricted Period, if any, or may permit such payments to accrue in the form of additional shares of Phantom Stock.

     (c) Shares of Phantom Stock will not have voting rights.

                                    CONRAIL INC.

               Proxy Solicited on behalf of the Board of Directors of The Company for the Annual Meeting of Shareholders, May 15, 1996

P The undersigned hereby constitutes and appoints Kathleen Foley Feldstein, R David B. Lewis and John C. Marous, and each of them, as true and lawful
O agents and proxies with full power of substitution in each to represent the X undersigned at the Annual Meeting of Shareholders of CONRAIL INC. to be held Y on Wednesday, May 15, 1996 at 9:30 a.m. in The Academy of Music Hall, 1420
  Locust Street, Philadelphia, Pennsylvania, and at any adjournments thereof, on all matters coming before said meeting. If the undersigned participates in the Consolidated Rail Corporation Employee Stock Ownership Plan (ESOP), pursuant to which the ESOP account of the undersigned has been allocated shares of Conrail Inc. Series A ESOP Convertible Junior Preferred Stock (ESOP Stock), the undersigned hereby directs Fidelity Management Trust Company, as Trustee to the ESOP, to vote all such shares at the aforesaid Annual Meeting and any adjournments thereof as designated on the reverse side of this proxy and in its discretion on such other matters as may properly come before the meeting.

  Election of Directors. Nominees:

  Class III-Term Expiring 1999

  1. Claude S. Brinegar
  2. Daniel B. Burke
  3. Roger S. Hillas
  4. E. Bradley Jones

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. If you sign and return this card but do not mark any boxes, your shares of Common Stock will be voted in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares of Common Stock unless you sign and return this card. If you do not sign and return this card, or if you sign and return the card but do not mark the boxes, your shares of ESOP Stock, if any, will be voted by the ESOP Trustee, together with unallocated ESOP Stock, in the same manner and proportion as the shares of ESOP Stock for which valid voting instructions have been received.

Comments:
         -------------------------------------------------------  SEE REVERSE
         -------------------------------------------------------     SIDE

                                                                2570
      Please mark your
  X   vote as in this
      example.


  This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made with respect to the voting of Common Stock, this Proxy will be voted FOR Proposals 1, 2 and 3. With respect to the effect of the undersigned shareholder's failure to direct the voting of ESOP Stock, SEE REVERSE SIDE.

               The Board of Directors recommends a vote FOR:

1. Election of              2. Approval of              3. Ratification of
   Directors                   Amendments                  Auditors.
   Class III-Term              to Conrail
   Expiring 1999               1991 Long-
   (see reverse).              Term
                               Incentive Plan.

   FOR  WITHHELD               FOR  AGAINST  ABSTAIN       FOR  AGAINST  ABSTAIN
   ___    ___                  ___    ___      ___         ___    ___      ___

For, except vote withheld
from the following nominee(s):
_____________________________
_____________________________
________________________________________________________________________________

                                                       Special Action

                                            Will Attend           Comments
                                            Annual Meeting _____     on    _____
                                                                  Reverse
                                                                   Side

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
                                                   ________________________
                                                   ________________________
                                                   SIGNATURE(S)        DATE

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                         Detach Proxy Card Here



                                                      Annual
                                                      Meeting of
                                                      Shareholders

                                                      May 15, 1996, 9:30 a.m.

                                                      The Academy of Music Hall
                                                      1420 Locust Street
                                                      Philadelphia, PA

The Academy of Music Hall is located in Center City Philadelphia and is in close proximity to SEPTA's major mass transit lines. Shareholders attending the Conrail meeting may use, at their own expense, any of the commercial parking lots in and around The Academy of Music Hall.

                     ANNOUNCING CONRAIL'S DirectSERVICE
                      SHAREHOLDER INVESTMENT PROGRAM

Conrail, in conjunction with First Chicago Trust Company of New York, will soon implement a DirectSERVICE Shareholder Investment
Program. Features of this low cost shareholder-paid program, include:

* Shareholders of record are automatically enrolled in the program;
* New shareholders can open an account with as little as $250. Additional shares can be purchased weekly with as little as $50;
* Shares are purchased through First Chicago as an alternative to the traditional brokerage method;
* Investment amounts can be automatically deducted from the shareholder's bank account;
* Book entry accounts are established and credited with the appropriate number of full and fractional shares;
* All or part of regular dividends can be reinvested (dividend reinvestment automatically continues for current participants);
* Stock certificates can be deposited into the program for safekeeping. Certificates can be obtained by the shareholder any time at no cost; and
* Sales of shares can be easily accommodated by calling a toll free telephone number.

        WATCH FOR MORE DETAILS IN THE MAIL ABOUT
         THE BENEFITS OF CONRAIL'S DirectSERVICE
           SHAREHOLDER INVESTMENT PROGRAM

                           Admission Ticket

                             CONRAIL INC.

                            Annual Meeting
                                  of
                            Shareholders

                        Wednesday, May 15, 1996
                                  9:30 a.m.
                        The Academy of Music Hall
                            1420 Locust Street
                             Philadelphia, PA

                               Meeting Agenda
                               --------------


* Welcome by James A. Hagen, Chairman of the Board of Directors
* Presentation of Affidavit of Notice of Meeting
* Report on Quorum
* Report on Appointment of Judge of Election
* Election of Directors to serve until Annual Meeting of Shareholders in 1999
* Approval of Amendments to Conrail 1991 Long-Term Incentive Plan
* Ratification of Price Waterhouse as Independent Auditors
* Remarks by David M. LeVan, President & Chief Executive Officer
* Discussion Period
* Report on Results of Balloting
* Adjournment


It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete, detach and mail the proxy card above.


If you plan to attend the Annual Meeting, please mark the appropriate box in
- ----------------------------------------------------------------------------
the Special Action Section of the proxy card above. Display this ticket to the
- ------------------------------------------------------------------------------
Conrail representative at the entrance to The Academy of Music Hall.
- --------------------------------------------------------------------